Exhibit 10.5

PEOPLES FEDERAL MHC

Salary Continuation Agreement

PEOPLES FEDERAL MHC

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted this 13th day of September, 2006, by and between PEOPLES FEDERAL MHC, a corporation located in Boston, Massachusetts (the “Company”) and MAURICE H. SULLIVAN, JR. (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1

“Account Value” means the amount shown on Schedule A under the heading Account Value. The parties expressly acknowledge that the Account Value may be different than the liability that should be accrued by the Company, under Generally Accepted Accounting Principles (“GAAP”), for the Company’s obligation to the Executive under this Agreement. The Account Value on any date other than the end of a Plan Year shall be determined by adding the prorated increase attributable for the current Plan Year to the Account Value for the previous Plan Year.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.3

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Company as from time to time constituted.

1.5	“Change in Control” means:

(a)	There occurs a “Change in Control” of the Company, as defined or determined by either the Company’s primary federal regulator or under regulations promulgated by such regulator;

PEOPLES FEDERAL MHC

Salary Continuation Agreement

(b)

As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Company before such transaction or event cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

(c)	The Company transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Company;

(d)

The Company is merged or consolidated with another corporation or entity and, as a result of such merger of consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Company; or

(e)

The Company sells or transfers more than a fifty percent (50%) equity interest in the Company to another person or entity which is not an affiliate of the Company, excluding a sale or transfer to a person or persons who are employed by the Company.

Notwithstanding anything in this Agreement to the contrary, in no event shall the conversion of the Company from mutual to stock form (including, without limitation, through the formation of a stock holding company) or the reorganization of the Company into the mutual holding company form of organization constitute a Change in Control for purposes of this Agreement.

1.6	“Code” means the Internal Revenue Code of 1986, as amended.

1.7

“Disability” means Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8

“Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs: (i) within twelve (12) months following a Change in Control; or (ii) due to death, Disability, or Termination for Cause.

1.9	“Effective Date” means May 1, 2006.

PEOPLES FEDERAL MHC

Salary Continuation Agreement

1.10	“Normal Retirement Age” means the Executive attaining age sixty-five (65).

1.11	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.12	“Plan Administrator” means the plan administrator described in Article 6.

1.13

“Plan Year” means each twelve-month period commencing on December 1 and ending on November 30 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following November 30.

1.14	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.15

“Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A termination of employment will not be considered a Separation from Service if:

(a)

the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)

the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

1.16

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

1.17	“Termination for Cause” has that meaning set forth in Article 5.

PEOPLES FEDERAL MHC

Salary Continuation Agreement

Article 2

Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Seventy Seven Thousand Five Hundred Dollars ($77,500).

2.1.2

Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.2	Early Termination Benefit. Upon Early Termination, the Company shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The annual benefit under this Section 2.2 is the Early Termination Benefit set forth on Schedule A for the Plan Year in which Separation from Service occurs.

2.2.2

Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s attainment of Normal Retirement Age. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.3

Disability Benefit. If the Executive experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Company shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The annual benefit under this Section 2.3 is the Disability Benefit set forth on Schedule A for the Plan Year in which Separation from Service due to Disability occurs.

2.3.2

Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Separation from Service due to Disability. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.4

Change in Control Benefit. Upon a Change in Control followed within twelve (12) months by a Separation from Service, the Company shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

PEOPLES FEDERAL MHC

Salary Continuation Agreement

2.4.1	Amount of Benefit. The annual benefit under this Section 2.4 is the Change in Control Benefit set forth on Schedule A for the Plan Year in which the Executive’s Separation from Service occurs.

2.4.2

Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.5

Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6

Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Account Value into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Executive’s vested Account Value, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7

Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Company may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Section 2.2 and 2.3, be made at least twelve (12) months prior to the first scheduled distribution;

(c)

must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.

PEOPLES FEDERAL MHC

Salary Continuation Agreement

Article 3

Distribution at Death

3.1

Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2

Distribution of Benefit. The Company shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments for twenty (20) years commencing the first day of the month following receipt by the Company of the Executive’s death certificate.

3.2

Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Executive had the Executive survived.

3.3

Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Company of the Executive’s death certificate.

Article 4

Beneficiaries

4.1

Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Company in which the Executive participates.

4.2

Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the

PEOPLES FEDERAL MHC

Salary Continuation Agreement

acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4

No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5

Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitations

5.1

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company’s Board of Directors terminates the Executive’s employment for:

(a) Personal dishonesty;

(b) Incompetence;

(c) Willful misconduct;

(d) Any breach of fiduciary duty involving personal profit;

(e) Intentional failure to perform stated duties; or

(f) Willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease and desist order.

PEOPLES FEDERAL MHC

Salary Continuation Agreement

5.2

Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the Effective Date. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application for life insurance owned by the Company on the Executive’s life.

5.3

Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.4

Competition After Separation from Service. The Company shall not pay any benefit under this Agreement if the Executive, within twelve (12) months following Separation from Service, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee, or in any other capacity whatsoever, any enterprise conducted in the marketing area of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive’s employment or retirement. This section shall not apply following a Change in Control.

Article 6

Administration of Agreement

6.1

Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

6.2

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

6.3

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

PEOPLES FEDERAL MHC

Salary Continuation Agreement

6.4

Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5

Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

6.6

Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims And Review Procedures

7.1

Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1

Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3

Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

PEOPLES FEDERAL MHC

Salary Continuation Agreement

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1

Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2

Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3

Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

PEOPLES FEDERAL MHC

Salary Continuation Agreement

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1

Amendments and Termination Generally. This Agreement may be amended or terminated on only by a written agreement signed by the Company and the Executive. If the Bank’s Board of Directors, however, determines that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement, the Bank may terminate this Agreement. In the event of such termination, the benefit shall be the Account Value determined as of the date the Agreement is terminated; provided, however, that except as provided in Section 8.2, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, in the event of such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

Additionally, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

8.2	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.1, if the Company terminates this Agreement in the following circumstances:

(a)

Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)

Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

PEOPLES FEDERAL MHC

Salary Continuation Agreement

(c)

Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute the Account Value, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

9.2

No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate service at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4

Tax Withholding and Reporting. The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Company shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Massachusetts, except to the extent preempted by the laws of the United States of America.

9.6

Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

PEOPLES FEDERAL MHC

Salary Continuation Agreement

9.7

Reorganization. The Company shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.8

Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9

Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10

Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409A of the Code.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12

Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13

Notice. Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Peoples Federal Savings Bank
435 Market Street
Boston, MA

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

PEOPLES FEDERAL MHC

Salary Continuation Agreement

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14

Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

9.15

Rescissions. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Executive, shall have no effect to the extent the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

/s/ Maurice H. Sullivan, Jr.	By:	/s/ Thomas J. Leetch
Maurice H. Sullivan, Jr.	Title: President and COO

PEOPLES FEDERAL MHC

Salary Continuation Agreement

BENEFICIARY DESIGNATION FORM

{ }	New Designation

{ }	Change in Designation

I,                                         , designate the following as Beneficiary under the Agreement:

Primary:
%

%
Contingent:
%

%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

Received by the Plan Administrator this      day of             , 2

By:

Title:

FIRST AMENDMENT TO

SALARY CONTINUATION AGREEMENT

First Amendment, dated as of December 16, 2008 (the “Amendment”), to the Salary Continuation Agreement, dated as of September 13, 2006 (as amended, the “Salary Continuation Agreement”), by and among Peoples Federal MHC (the “Company”) and Maurice H. Sullivan (the “Executive”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Salary Continuation Agreement.

W I T N E S S E T H:

WHEREAS, the Company desires to amend the Salary Continuation Agreement to comply with the final regulations issued in April 2007 by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, pursuant to Section 8.1 of the Salary Continuation Agreement, the Company may unilaterally amend the Salary Continuation Agreement to comply with the requirements of Section 409A of the Code, without consent from the Executive;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Company hereby amends the Salary Continuation Agreement as follows:

Section 1. Amendment to Section 1.15 of the Salary Continuation Agreement. Section 1.15 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

““Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period.”

Section 2. Amendment to Section 1.16 of the Salary Continuation Agreement. Section 1.16 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

““Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) in the event the Bank or any corporate parent is or becomes publicly traded on an established securities market or otherwise.”

Section 3. Amendment to Section 2.7 of the Salary Continuation Agreement. Section 2.7 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

“Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Article 8, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)	must, for benefits distributable under Sections 2.1 and 2.2, be made at least twelve (12) months prior to the first scheduled distribution;

(c)

must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.”

Section 4. Amendment to Section 3.1.2 of the Salary Continuation Agreement. Section 3.1.2 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

“The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments for twenty (20) years commencing within (90) days following the Executive’s death. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.”

Section 5. Amendment to Section 3.3 of the Salary Continuation Agreement. Section 3.3 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

“If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall commence on the earlier of (a) ninety (90) days following the Executive’s death, or (b) the date the benefits would have commenced if the Executive had not died. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.”

Section 6. Amendment to Section 8.2 of the Salary Continuation Agreement. Section 8.2 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

“8.2 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.1, if the Bank terminates this Agreement in the following circumstances:

(a) Within thirty (30) days before a Change in Control, provided that all distributions are made no later than twelve (12) months following such

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irrevocable termination of this Agreement and further provided that all of the arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulation §1.409A-1(c)(2) are terminated so the Executive and all participants under the other aggregated arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Bank irrevocably takes all necessary action to terminate such arrangements;

(b) With twelve (12) months of a dissolution of the Bank taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practicable; or

(c) Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulation §1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) no payments are made within twelve (12) months of the termination of the arrangements other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (iii) all termination distributions are made no later than twenty-four (24) months following such termination, and (iv) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Account Value, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.”

Section 7. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Salary Continuation Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 8. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of Massachusetts, except to the extent preempted by the laws of the United States of America.

Section 9. Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Section 409A of the Code.

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IN WITNESS WHEREOF, the Company has duly executed this Amendment as of the day and year first written above.

PEOPLES FEDERAL MHC

By:	/s/ Thomas J. Leetch
Name:	Thomas J. Leetch
Title:	President & CEO

EXECUTIVE

/s/ Maurice H. Sullivan
Maurice H. Sullivan

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